EXHIBIT 99.1

For Immediate Release
Contact: Investor and Public Relations 512-687-3427 info@skypetroleum.com

Sky Petroleum Delivers US$ 1.5 M Bank Guarantee to AKBN

AUSTIN, Texas, Aug. 12, 2011 — Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, announces that it has delivered the US$ 1,500,000 bank guarantee to the National Agency of Natural Resources of Albania ("AKBN") on August 10, 2011.  The bank guarantee was delivered in the form of a letter of credit issued by Texas Citizens Bank, N.A. under the terms of the Production Sharing Contract ("PSC") with AKBN, which grants Sky Petroleum exclusive rights to three exploration blocks (Block Four, Block Five and Block Dumre) in the Republic of Albania (the "Concession Area")

Additionally, on August 10, 2011, management of Sky Petroleum met with representatives of AKBN to discuss the timing of obligations under the PSC, including the initial work program.  Sky Petroleum has proposed a meeting of the Exploration Advisory Council to review the initial work program for the Concession Area.

“We are pleased to deliver the bank guarantee to AKBN,” stated Karim Jobanputra, Sky Petroleum’s chief executive officer.  “We look forward to further operational developments to the exploration blocks.”

Exploration Blocks Four, Five, and Dumre
The PSC has a seven-year term with three exploration periods.  Upon commercial discovery of gas, the agreement allows for development and production periods of 25 years plus extensions at the Company’s option.  Block Four is located in southeast Albania, bordering on Greece; Block Five is located in southwest Albania next to the Adriatic Sea; and Block Dumre is located immediately north of the Kucova oil field.  Based on analogous discoveries, it is believed that the prospects contain significant hydrocarbons.

About the Republic of Albania
Albania has a population of 3.5 million people and is located 50 km east of Italy, across the Adriatic Sea in Southeast Europe.  Albania is a member of NATO, and has applied to join the European Union.  Albania is a proven hydrocarbon producing region with earliest known bitumen production dating back to the Roman Empire. Modern exploration began in the early 1900’s. The Patmos – Marinza and Kucova heavy oilfields are among the largest oilfields in Europe.  To date there have been ten significant field discoveries that have produced more than 150 million barrels.

About Sky Petroleum
Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company.  Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners.  In addition, the company also plans some higher risk, higher reward exploration prospects.  For additional information please visit www.skypetroleum.com.

Safe Harbor
Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.  Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.